Bioheart Launches First US FDA Approved Clinical Trial that Tests Gene-Modified Stem Cell Therapy in Patients with Congestive Heart Failure

Press Release Source: Bioheart, Inc. On Thursday February 4, 2010, 9:42 am EST

SUNRISE, Fla.--(BUSINESS WIRE)--Bioheart, Inc., (OTCBB:BHRT - News) announced today that the company has commenced work on its REGEN trial, a Phase I Clinical Trial to test genetically modified MyoCell® in patients suffering from Congestive Heart Failure (CHF). Bioheart’s MyoCell® is a regenerative cell therapy that uses myoblasts, or muscle stem cells,that are grown from a patient’s own muscle. MyoCell® has been tested successfully on patients in four clinical trials. The REGEN trial is designed to test the safety and effectiveness of a composition of muscle stem cells that have been gene-modified to induce a greater than usual release of the SDF-1 protein. The SDF-1 protein is a molecule in the human body that, after an injury, is naturally released by most tissues to attract stem cells. The stem cells assist with the healing process.

Unlike other tissues, the heart muscle does not release enough SDF-1 to attract the number of stem cells that would result in complete self-healing. As a result, scar tissue forms and impairs normal heart function.

Results from Bioheart’s preclinical animal studies have shown that the genetically modified MyoCell® is far more effective than MyoCell® alone in accomplishing repair and tissue regeneration. With SDF-1, there is a release of additional therapeutic proteins to assist in the tissue repair process, resulting in a more expansive and quicker repair. Once that repair or regeneration has occurred, the patient’s improved heart function permits the patient to return to a normal life style.

Karl Groth, Bioheart’s Chairman and Chief Executive Officer says, “We are extremely proud and excited to be able to commence our REGEN clinical trial: the first and only FDA-approved clinical study evaluating the therapeutic benefit of combined modified gene/cell therapy for CHF. Bioheart's pre-clinical results using this therapy have demonstrated that our combined gene/cell therapy should significantly enhance the clinical improvements we have already observed in our Phase II/III MyoCell® study. As the leader in regenerative medicine, Bioheart, through its REGEN trial, takes the first step toward making available a solution for the treatment of heart failure, the most rapidly growing of all cardiovascular disorders. According to statistics provided by the American Heart Association, in the US, approximately $22.5 billion are the direct and indirect annual costs of heart failure treatment. To bring effective, safe and cost effective clinical treatments to those with congestive heart failure is our mission.”

The treatment with MyoCell® involves taking a biopsy from the patient’s leg muscle, transporting that biopsy to Bioheart’s cell manufacturing facility, expanding the number of cells from the biopsy, and inducing the cells to regress to produce precursors to muscle cells called myoblasts. These cells know that they are muscle cells, but do not know which muscle. Once those precursor cells, or myoblasts, are present, they are segregated from the muscle cells and grown until they number over 1 billion cells. The myoblasts are then transported back to the patient’s treatment centre. Some are then injected into the patient’s heart with a needle tipped injection catheter. The treatment used in the REGEN trial involves genetically modifying myoblasts, utilizing Bioheart’s proprietary process. The modified cells are injected in the same manner into the patient’s heart. The modified myoblasts are created using an adenovirus vector or a non-viral vector. The myoblasts will release increased levels of the SDF-1 protein, which stimulates angiogenesis and regeneration of tissue.

A heart attack limits adequate blood flow to the heart. In response, the body naturally increases the level of SDF-1 protein in the heart but not enough to heal the damaged tissue. By modifying the myoblasts to express additional SDF-1, the SDF-1 protein levels present in the heart are multiplied exponentially.. The additional quantities of SDF-1 protein stimulate the recruitment of the patient’s existing stem cells to the cell transplanted area. The recruited stem cells will assist in the tissue repair and blood vessel formation process. Preclinical animal studies showed a 54 percent improvement of heart function when the myoblasts were modified to increase SDF-1 protein prior to injection of myoblasts as compared to 27 percent for the animals treated using myoblasts without modification. The animals treated with a placebo showed a decline in function of 10 percent.

Howard Leonhardt, Bioheart’s Chief Scientific and Technology Officer, who led Bioheart during the period when the genetically modified myoblasts were being developed and tested states: "Seven years of intense preclinical development, sponsored substantially by Bioheart, at The Cleveland Clinic with Dr. Marc Penn and the University of Florida with Dr. Barry Byrne and Dr. Carl Pepine led to this landmark clinical study."

After completing the REGEN trial, the company plans to transition this second-generation product into its FDA approved Phase II/III MARVEL study. Bioheart plans to further study the modified myoblasts by treating a set of patients who are participating in the study and observing the differences in clinical and heart function among the modified group, those who are treated with MyoCell® alone, and a placebo group.

REGEN TRIAL BACKGROUND

REGEN Trials Are Being Conducted in Jordan

The REGEN trial is being funded by one of the company’s institutional investors, the Ascent Medical Technology Funds, and the Philadelphia BioMed Product Development Centre, PSC, a preclinical and clinical research organization, is responsible for the study. The trial is being conducted in Jordan whose clinical research capabilities and facilities rival those of the US and Europe. The country’s leadership in medicine has made it a destination for patients from the Middle East, Europe, South Asia, and even the United States, for treatments that encompass the full range of complexity, including the most innovative procedures for ameliorating cardiovascular disease and cancers. The Jordanian government and medical community have commenced programs on cell and stem therapies, establishing four research centers to concentrate on these disorders.

Executive Committee for REGEN Trial

Imad Alhaddad, MD, FACC, FACP and Co-Director of the Jordan Cardiovascular Centre, is Principal Investigator, leading the Study. He is a pre-eminent interventional cardiologist. Previously, he was Director of Vascular Services at Johns Hopkins Hospital, and the author of many clinical studies, and an extensive number of publications. He is a member of the REGEN trial’s Executive Committee also.

Dr. Alhaddad commented on the study, "Heart muscle damage was considered irreversible and permanent. Now, we can help regenerate and repair heart muscle using innovative techniques like stem cell therapy. The REGEN trial is the milestone study that will help us achieve these goals. We at the Jordan Cardiovascular Center are delighted to lead these efforts that will benefit heart patients."

Other members of the Executive Committee, besides Bioheart’s CEO and COO, are:

•	Christopher O’Connor, MD, Duke University Medical Center, Director of Heart Failure, Assistant Professor of Medicine.
•	Thomas Povsic, MD, Duke University Medical Center, Assistant Professor of Medicine
•	Warren Sherman, MD. Columbia University Medical Center, Director of Stem Cell Research and Regenerative Medicine at the Center for Interventional Vascular Therapy

Jordan Hospital’s Cardiovascular Center which Dr. Alhaddad co-directs, is accredited worldwide by the Joint Commission for International Hospital Accreditation.

Cleveland Clinic in Licensing Agreement with Bioheart for SDF-1

In February 2006, Bioheart signed a patent licensing agreement with the Cleveland Clinic of Cleveland, Ohio which gave the company exclusive license rights to pending patent applications in connection with SDF-1. Dr. Marc Penn, the Medical Director of the Cardiac Intensive Care Unit at the Cleveland Clinic and a staff cardiologist in the Departments of Cardiovascular Medicine and Cell Biology, joined Bioheart’s Scientific Advisory Board. The license for SDF-1 was passed on to a Cleveland Clinic affiliate, Juventas, in July of 2009. Bioheart has a memorandum of understanding with Juventas pursuant to which the license with Bioheart will be reinstated upon completion of certain milestones.

Bioheart Has Opportunity to Commercialize SDF-1 from Ono Pharmaceutical

In 2007, Bioheart signed a Letter of Intent with Ono Pharmaceutical which provided rights to conduct clinical development and testing of SDF-1 to determine the effectiveness of SDF-1 for the treatment of damaged myocardium and tissues following acute myocardial infarction, coronary arterial diseases or heart failure. If the results of this testing are deemed successful, then the parties agree to enter into good faith negotiations in an effort to reach a definitive license agreement that will allow Bioheart to commercialize its SDF-1 product candidate in all territories of the world except Japan.

Promising Results from Company’s MARVEL Trials on MyoCell

The company recently announced positive clinical results for MyoCell following the first part of its Phase II/III, double-blinded, placebo-controlled clinical trial called MARVEL. Over the 6-month observation period in this trial, the most pronounced changes were seen in the cell-treated groups. The six minute walk distance (6MWD), an established parameter of efficacy utilized in heart failure studies, one of the primary end points in the trial, increased on average by more than 91 meters, or 35%, in cell-treated patients, whereas in the placebo-treated group a decrease of nearly 4 meters was seen. This suggests that patients with heart failure could return to a more active lifestyle after receiving Bioheart’s treatment. No stem cell related safety issues such as arrhythmias, or irregular heartbeat, were observed. An arrhythmia event is disturbing but not serious. In the MARVEL trial pre-treatment with amiodarone enabled patients to avoid arrhythmias.

TGI 1200 Cell Isolation System Seems to Improve Effects of Ischemia

Other Company pipeline product candidates include the TGI 1200 Cell Isolation System, which takes advantage of an easily accessible source of regenerative cells from adipose or fat tissue. Bioheart is currently utilizing the regenerative cells isolated by the TGI 1200 System in a variety of clinical applications including chronic heart ischemia in Venezuela and for critical limb ischemia in the Czech Republic.

A large quantity of stem cells can be obtained from a patient’s adipose tissue without pain and other side effects, quickly and cheaply. Adipose stem cells are capable of promoting blood vessel formation and assisting with the healing of damaged blood vessels. The procedure for getting adipose derived stem cells from the patient is simple and easily tolerable by the patient even immediately following a heart attack. Fat tissue, itself, is plentiful within the patient’s own body and there is an abundance of stem cells within fat tissue. The stem cells can be separated from the fat cells very quickly with the TGI system, making treatment after an event, like a heart attack, able to be done immediately so that the healing process can begin and scarring can be avoided. In contrast, the alternative procedure is to use bone marrow to obtain stem cells, which often yields a low volume of stem cells and is extremely painful.

The CE-marked TGI 1200 System is a fully automated and easy-to-use system, which processes liposuctioned fat tissue and delivers isolated regenerative cells in about an hour. The compact desktop unit requires no tissue pre-processing, and fits easily into any clinical environment. The instrument allows for point-of-care recovery of an average of 30 to 40 million regenerative cells per 60cc of a patient’s processed fat. These cells can then be used at the site of injury or disease to amplify the body’s own repair process by accelerating the healing and repair of damaged and diseased tissue to prevent scarring and loss of function.

Lower limb ischemia is pain, often severe enough to be intolerable, due to limited or inefficient blood circulation. Diabetic patients, universally, are fifteen times more susceptible to limb amputation than other patients as a result of lower limb ischemia. These patients can now be treated using the new therapy. Bioheart, in collaboration with University Hospital Ostrava in the Czech Republic, has already begun treating patients with critical limb ischemia utilizing ASCs. Bioheart is working to place the TGI systems throughout the Czech Republic for additional indications including acute myocardial infarction and chronic heart ischemia, and is developing treatment plans targeted for patients with these heart issues.

Over 500,000 New Cases of Heart Failure Annually in the U.S. Alone

Heart failure is a debilitating condition. When heart failure is in an advanced state, the heart is unable to pump enough blood to the body to allow a person to enjoy a normal, productive life. This disease affects over 5 million people in the United States. Over 500,000 new cases are diagnosed annually in the U.S., making heart failure the most rapidly growing of all cardiovascular disorders. According to statistics provided by the American Heart Association, in the US, approximately $22.5 billion are the direct and indirect annual costs of heart failure treatment. Persons over the age of 65 experience heart failure as the number one cause of hospitalization and the number one cause of death.

About Bioheart, Inc

Bioheart is committed to maintaining its leading position within the cardiovascular sector of the cell technology industry delivering cell therapies, intelligent devices and biologics that help address congestive heart failure, lower limb ischemia, chronic heart ischemia, acute myocardial infarctions and other issues. The company works to prevent the worsening of any condition with devices that monitor and diagnose cardiac illness. Our goals are to cause damaged tissue to be regenerated, and to improve a patient's quality of life and reduce health care costs and hospitalizations.

Specific to biotechnology, Bioheart is focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage and peripheral vascular disease. MyoCell is a clinical muscle-derived cell therapy designed to populate regions of scar tissue within a patient's heart with new living cells for the purpose of improving cardiac function in chronic heart failure patients.

For more information on Bioheart, visit www.bioheartinc.com.

Forward-Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as "may," "will," "to," "plan," "expect," "believe," "anticipate," "intend," "could," "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to obtain additional financing; (ii) our ability to control and reduce our expenses; (iii) our ability to establish a distribution network for and commence distribution of certain products for which we have acquired distribution rights; (iv) our ability to timely and successfully complete our clinical trials; (v) the occurrence of any unacceptable side effects during or after preclinical and clinical testing of our product candidates; (vi) the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; (vii) our dependence on the success of our lead product candidate; (viii) our inability to predict the extent of our future losses or if or when we will become profitable; (ix) our ability to protect our intellectual property rights; and (x) intense competition. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including the section entitled "Risk Factors" in its Annual Report on Form 10-K for the year ended December 31, 2008, as amended by its Annual Report on Form 10-K/A, and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009,March 31, 2009, June 30, 2009, and September 30, 2009.